Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
June 27, 2012	(515) 273-3551, drichardson@american-equity.com

AMERICAN EQUITY NAMES EXECUTIVE OFFICERS
WEST DES MOINES, Iowa (June 27, 2012) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, announced today the following changes to its executive officers:

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John M. Matovina was named Chief Executive Officer and President. Mr. Matovina, age 58, was previously Chief Financial Officer and Treasurer and was serving as interim Chief Executive Officer and President. Mr. Matovina has served on American Equity's Board of Directors since 2000 and has also served as Vice Chairman since 2003.

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Ted M. Johnson was named Chief Financial Officer and Treasurer. Mr. Johnson, age 42, was previously Vice President - Controller. Prior to joining American Equity in August 2000, Mr. Johnson was a senior manager with Ernst & Young LLP working primarily on audit clients in the insurance industry. Mr. Johnson is a certified public accountant and has over 19 years of experience in the life insurance industry.

David J. Noble, Executive Chairman and Robert L. Howe, American Equity's lead independent director, said “The Board has a great deal of confidence in Mr. Matovina, Mr. Johnson, and the entire management team of American Equity. These individuals, together with Debra J. Richardson, Executive Vice President and Secretary, Ron Grensteiner, President of American Equity Investment Life Insurance Company, Terry Reimer, Executive Vice President and Jeff Lorenzen, Sr. Vice President of Investments provide us with an experienced group of executives that have worked together as a team for many years. We fully expect that the success and stability of American Equity will continue under their leadership.

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.